Exhibit 99.1
F-35 TR-3 Deliveries Begin

WASHINGTON (July 19, 2024) – The F-35 Joint Program Office (JPO) and Lockheed Martin, the prime contractor for the F-35 Lightning II, announced that deliveries of the first Technology Refresh-3 (TR-3) configured F-35 aircraft began today.

Two F-35A Lightning II aircraft were delivered, one to Dannelly Field, Alabama, and one to Nellis Air Force Base, Nevada.

“We have initiated a phased approach to the delivery of TR-3 F-35 aircraft,” said Lt. Gen. Mike Schmidt, the JPO’s Program Executive Officer. “The first phase will deliver jets with an initial training capability in July and August. By the end of August, we will be delivering jets with a robust combat training capability, as we continue towards the delivery of full TR-3 combat capabilities in 2025. Our focus has been on providing our customers with aircraft that are stable, capable, and maintainable, and this phased approach does that.”

The newly delivered aircraft follow standard government acceptance procedures that include final airworthiness certifications and check-out flights.

“TR-3 and Block 4 represent a critical evolution in capability and their full development remains a top priority for us,” said Bridget Lauderdale, vice president and general manager of the F-35 Program, Lockheed Martin. “These and further software updates over the life of the program will ensure the F-35 continues to be an effective deterrent and the cornerstone of joint all-domain operations now and decades into the future.”

"I am extremely proud of all the hard work the government and industry team have put into the delivery of TR-3 configured F-35s.This is an important first step, and although much work remains, I am confident our team will work tirelessly to achieve the desired and necessary results that our warfighters, allies and customers require.” Schmidt said.